Exhibit 99.1

THE WENDY’S COMPANY REPORTS THIRD-QUARTER 2015 RESULTS

North America system same-restaurant sales increase 3.1%

Company-operated restaurant margin increases 330 bps to 18.8%

Company has returned more than $1.1 billion to shareholders in dividends and share repurchases during 2015

Company now expects 2015 same-restaurant sales, Adjusted EBITDA and Adjusted Earnings per Share at high end of previously issued ranges

Dublin, Ohio (November 4, 2015) – The Wendy’s Company (NASDAQ: WEN) today reported unaudited results for the third quarter ended September 27, 2015.

“Our strong third-quarter results demonstrate the positive impact of our transition to a predominantly franchised model, with royalties and rental income contributing a higher amount of earnings,” President and Chief Executive Officer Emil Brolick said.

“Our year-over-year restaurant operating margin increased 330-basis points from 15.5 to 18.8 percent, which is indicative of the improvements we have made in our restaurant-level economic model,” Brolick said. “We have been able to increase the year-over-year earnings contribution from Company-operated restaurants by 11 percent, even with the ownership of 153 fewer restaurants relative to last year. Our average unit volumes also increased more than our same-restaurant sales growth would indicate, due to the number of reimaged restaurants that were out of our comparable sales base during the quarter.

“Confidence in our improving free-cash flow profile has allowed us to return more than $1.1 billion to shareholders during 2015 in the form of dividends and repurchases,” Brolick said. “In addition, our Board has recently authorized a 9-percent increase in our quarterly dividend rate, from 5.5 cents per share to 6 cents per share.

“Based on our strong year-to-date operating results, including the momentum of sequentially strengthening two-year same-restaurant sales trends during the third quarter, along with the solid early results from our “4 for $4” promotion, we now expect our 2015 same-restaurant sales, Adjusted EBITDA and Adjusted EPS at the high end of our previously issued ranges,” Brolick said.

Third-quarter 2015 summary

See “Disclosure Regarding Non-GAAP Financial Measures” below for a reconciliation of the non-GAAP measures included herein, i.e., Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings per Share. Due to the recent sale of its bakery business, the Company has presented its bakery results as discontinued operations for all periods presented in its consolidated financial statements. The Company has provided reclassified quarterly 2014 statements of operations and updated reconciliations of non-GAAP measures to reflect the sale of its bakery operations on the Investors section of its website under “Non-GAAP Financial Measures.”

•	Same-restaurant sales increased 3.1 percent at North America system restaurants in the third quarter of 2015. Same-restaurant sales increased 3.3 percent at North America franchise-operated restaurants. Same-restaurant sales increased 1.7 percent at North America Company-operated restaurants.

•	On a two-year basis, third-quarter 2015 same-restaurant sales increased 3.8 percent for the North America system, 3.8 percent at North America franchise-operated restaurants and 3.7 percent at North America Company-operated restaurants.

•	Revenues were $464.6 million in the third quarter of 2015, compared to $496.7 million in the third quarter of 2014. The 6.5 percent decrease resulted primarily from the ownership of 153 fewer Company-operated restaurants at the end of the 2015 third quarter compared to the beginning of the 2014 third quarter. Franchise revenues were $105.6 million in the third quarter of 2015 compared to $103.2 million in the third quarter of 2014. The 2.3 percent increase resulted from higher royalty revenue, franchise fees and rent income primarily as a result of the Company’s system optimization initiative.

•	North America Company-operated restaurant margin was 18.8 percent in the third quarter of 2015, compared to 15.5 percent in the third quarter of 2014. The 330 basis-point increase was the result of higher same-restaurant sales, the positive impact from the Company’s Image Activation reimaging program and lower commodity costs.

•	General and administrative expense was $63.7 million in the third quarter of 2015, compared to $65.2 million in the third quarter of 2014. The 2.3 percent decrease resulted primarily from lower share-based compensation expense partly offset by higher incentive compensation. The decrease also reflects the positive impact of the Company’s system optimization initiative and resource realignment plan announced in 2014.

•	Adjusted EBITDA from continuing operations was $99.7 million in the third quarter of 2015, an 11.4 percent increase compared to $89.5 million in the third quarter of 2014, despite the ownership of 153 fewer Company-operated restaurants at the end of the 2015 third quarter compared to the beginning of the 2014 third quarter.

•	Adjusted EBITDA margin was 21.5 percent in the third quarter of 2015 compared to 18.0 percent in the third quarter of 2014. The 350-basis-point improvement reflects the positive impact of the second phase of the Company’s system optimization initiative.

•	Operating profit was $55.9 million in the third quarter of 2015, compared to $44.2 million in the third quarter of 2014. The 26.5 percent increase resulted primarily from a year-over-year reduction in impairment charges and the significant increase in restaurant operating margin.

•	Operating profit margin was 12.0 percent in the third quarter of 2015 compared to 8.9 percent in the third quarter of 2014, an improvement of 310 basis-points.

•	Interest expense was $27.9 million in the third quarter of 2015, compared to $13.1 million in the third quarter of 2014. The increase resulted primarily from higher total debt levels related to the Company’s recent debt refinancing.

•	Income from continuing operations was $8.3 million in the third quarter of 2015 compared to $21.1 million in the third quarter of 2014. The reduction is primarily the result of higher interest expense, along with a higher effective tax rate of 70.5 percent in the third quarter of 2015, compared to 32.8 percent in the third quarter of 2014. The higher tax rate is primarily the result of the effect of changes to valuation allowances on state net operating loss carryforwards related to the Company’s system optimization initiative.

•	Net income was $7.6 million in the third quarter of 2015, compared to $22.8 million in the third quarter of 2014. These results include the impact of discontinued operations.

•	Reported diluted earnings per share from continuing operations were $0.03 in the third quarter of 2015 compared to $0.06 the third quarter of 2014.

•	Reported diluted earnings per share were $0.03 in the third quarter of 2015, compared to $0.06 in the third quarter of 2014.

•	Adjusted Earnings per Share from continuing operations were $0.09 in the third quarter of 2015, compared to $0.07 in the third quarter of 2014.

System optimization yielding positive results

As previously announced, the Company plans to reduce its Company-operated restaurant ownership to approximately 5 percent of the total system. As part of this plan, the Company now intends to sell approximately 225 restaurants during 2015 and approximately 315 restaurants during 2016, for a total of approximately 540 restaurants.

The planned sale of these 540 restaurants follows the sale of approximately 600 restaurants in 2013, 2014 and 2015 as part of the Company’s system optimization initiative.

“We believe our system optimization initiative will drive future growth by providing opportunities for expanded restaurant ownership to strong operators who have demonstrated a commitment to Image Activation and opening new restaurants,” Chief Financial Officer Todd Penegor said. “Interest in the domestic restaurants that we intend to sell is high from existing and prospective franchisees, and we are confident that we will strengthen the Wendy’s brand as a result of these transactions by improving the efficiency and effectiveness of our total system.

“Going forward, we intend to buy and sell restaurants to act as a catalyst for growth by further strengthening our franchisee base, driving new restaurant development and accelerating Image Activation adoption,” Penegor said. “We are also helping to facilitate franchisee-to-franchisee restaurant transfers to get restaurants into the hands of strong operators who have demonstrated a commitment to growth.”

The Company continues to expect pretax cash proceeds of approximately $400 to $475 million from the sale of these 540 restaurants.

Leadership succession plan under way

The Company in October announced that current President and CEO Emil Brolick plans to retire from management duties with the Company in May 2016. The Company expects that current Executive Vice President and Chief Financial Officer Todd Penegor will succeed Brolick in the President and CEO role after a transition period beginning in the first quarter of 2016. The Company expects that Brolick will continue to serve on the Company’s Board of Directors upon his retirement to ensure continuity of leadership and strategic focus for the Company. The Company is currently conducting an external search for a new CFO.

Company completes ASR transaction; Board authorizes increase in dividend rate

During the third quarter, the Company completed an accelerated share repurchase (ASR) transaction for approximately $165 million. The Company has approximately $400 million remaining under its existing share repurchase authorization and plans to use the remaining authorization before the end of 2016, as funds become available from the sale of Company-operated restaurants. Since the beginning of 2014, the Company has repurchased approximately 130 million shares of its common stock for approximately $1.4 billion.

The Company on October 28, 2015 announced that its Board of Directors has authorized an increase of 0.5 cents per share in its quarterly dividend rate. The Company’s new quarterly dividend rate of 6 cents per share will be effective with its next dividend payment on December 15, 2015 to shareholders of record as of December 1, 2015.

Momentum of Image Activation reimaging program continues

The Company and its franchisees are on track to reimage approximately 450 total system restaurants and build 80 new restaurants in 2015, which would result in the reimaging of approximately 22 percent of the Wendy’s North America system restaurants by the end of 2015. The Wendy’s system remains on schedule to reimage at least 60 percent of its North America restaurants by the end of 2020.

Company now expects 2015 SRS, Adjusted EBITDA & Adjusted EPS at high end of range

The Company now expects 2015 Adjusted EBITDA from continuing operations at the high end of its previously issued range of $385 to $390 million. This represents an increase of approximately 9 percent compared to the Company’s 2014 Adjusted EBITDA results, which exclude the EBITDA contribution attributable to the Company’s bakery operations.

The Company now expects 2015 Adjusted Earnings per Share from continuing operations at the high end of its previously issued range of $0.31 to $0.33.

The Company now expects 2015 same-restaurant sales increases at Company-operated restaurants at the high end of its previously issued range of approximately 2.0 to 2.5 percent.

The Company expects its 2015 restaurant operating margin to be 17.0 to 17.5 percent, an improvement of approximately 120 to 170 basis points compared to 15.8 percent in 2014.

The Company expects its commodity costs to be approximately flat compared to 2014.

The Company now expects its 2015 interest expense to be approximately $85 to $90 million, compared to $52 million in 2014. The increase is due to the Company’s recent debt refinancing.

The Company now expects a 2015 reported tax rate of approximately 41 to 43 percent, primarily due to the expected impact of its system optimization initiative. The Company expects a 2015 adjusted tax rate of approximately 36 to 38 percent.

The Company now expects total 2015 depreciation and amortization expense, including the impact of accelerated depreciation, of approximately $145 to $150 million.

The Company now expects capital expenditures of approximately $235 to $245 million in 2015.

In addition, the Company continues to expect general and administrative expense of approximately $250 million and Adjusted EBITDA margins of 20 to 22 percent in 2015.

The Company’s 2015 outlook includes the following assumptions:

•	A year-over-year reduction of about 325 Company-operated restaurants at year end 2015.

•	The benefit of a 53rd operating week. The Company expects that the impact of the Affordable Care Act will partly offset this benefit.

Company reaffirms long-term outlook

The Company reaffirmed its long-term outlook issued on June 3, 2015.

The Company expects high single-digit Adjusted Earnings per Share growth in 2016 and Adjusted Earnings per Share growth in the high teens in 2017. The Company expects Adjusted Earnings per Share growth of greater than 20 percent beginning in 2018.

The Company expects flattish Adjusted EBITDA in 2016, followed by low-single digit Adjusted EBITDA growth in 2017 and high single-digit Adjusted EBITDA growth in 2018.

The Company continues to expect significantly lower annual capital expenditure requirements, beginning in 2016, primarily as a result of the Company’s system optimization initiative. The Company expects capital expenditures of approximately $130 to $140 million in 2016, followed by approximately $75 to $85 million in 2017 and approximately $70 million in 2018, with free cash flow (cash flow from operations minus capital expenditures) of $200 to $250 million in 2018.

The Company’s long-term outlook includes average annual same-restaurant sales growth of approximately 2.25 to 3.0 percent for the Wendy’s North America system, beginning in 2016.

The Company’s expected restaurant count for its long-term outlook contemplates the planned divestiture of approximately 540 domestic restaurants that the Company intends to sell as part of its system optimization initiative.

The Company continues to expect long-term Adjusted EBITDA margins as follows:

•	In 2016: 28 to 30 percent

•	In 2017: 32 to 34 percent

•	In 2018: approximately 35 percent

The Company also continues to expect to achieve the following system goals by the end of 2020:

•	Average unit sales volumes of $2.0 million

•	Restaurant margins of 20 percent

•	A sales-to-investment ratio of 1.3 times for new restaurants

•	Restaurant development growth of 1,000 new restaurants (excluding closures)

•	The reimaging of 60 percent of Wendy’s North America total system restaurants

The Company expects to maintain a long-term leverage ratio of approximately five to six times net debt to trailing twelve-month Adjusted EBITDA from continuing operations.

The Company intends to discuss additional details regarding its long-term outlook at its upcoming Investor Day on February 9, 2016. (See additional details below.)

Conference call and webcast scheduled for 9 a.m. today, November 4

The Company will host a conference call today at 9 a.m. ET, with a simultaneous webcast from the Investors section of the Company’s website at www.aboutwendys.com. The live conference call will be available at (877) 572-6014 or, for international callers, at (281) 913-8524. An archived webcast will be available on the Company’s website at www.aboutwendys.com.

Company to issue preliminary 2015 results and 2016 outlook on February 9

The Company intends to present its preliminary 2015 results and 2016 outlook on Tuesday, February 9, 2016 at its Investor Day in Dublin, Ohio. The live presentation will be available via webcast from the Investors section of the Company’s website at www.aboutwendys.com. An archived webcast with the accompanying slides will also be available on the Company’s website.

Forward-looking statements

This news release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of The Wendy’s Company and its subsidiaries (collectively, the “Company”). Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). In addition, all statements that address future operating, financial or business performance; strategies, initiatives or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed in or implied by the forward-looking statements. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond the Company’s control, include, but are not limited to:

(1)	changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home;

(2)	prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, high unemployment and decreased consumer spending levels;

(3)	the ability to effectively manage the acquisition and disposition of restaurants;

(4)	cost and availability of capital;

(5)	cost fluctuations associated with food, supplies, energy, fuel, distribution or labor;

(6)	the financial condition of the Company’s franchisees;

(7)	food safety events, including instances of food-borne illness involving the Company or its supply chain;

(8)	conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism, or security breaches of the Company’s computer systems;

(9)	the effects of negative publicity that can occur from increased use of social media;

(10)	the availability of suitable locations and terms for the development of new restaurants;

(11)	risks associated with the Image Activation program;

(12)	adoption of new, or changes in, laws, regulations or accounting policies and practices;

(13)	changes in debt, equity and securities markets;

(14)	goodwill and long-lived asset impairments;

(15)	changes in interest rates;

(16)	the difficulty in predicting the ultimate costs associated with the sale of Company-operated restaurants to franchisees, employee termination costs, the timing of payments made and received, the results of negotiations with landlords, the impact of the sale of restaurants on ongoing operations, any tax impact from the sale of restaurants and the future impact to the Company’s earnings, restaurant operating margins, cash flow and depreciation;

(17)	the difficulty in predicting the ultimate costs that will be incurred in connection with the Company’s plan to reduce its general and administrative expense, and the future impact on the Company’s earnings;

(18)	risks associated with the Company’s recent debt refinancing, including the ability to generate sufficient cash flow to meet increased debt service obligations, compliance with operational and financial covenants, and restrictions on the Company’s ability to raise additional capital; and risks associated with the Company’s use of proceeds from its recent debt refinancing, including the amount and timing of share repurchases under the $1.4 billion share repurchase program approved by the Board of Directors; and

(19)	other factors cited in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

The Company’s franchisees are independent third parties that the Company does not control. Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings. In addition, numerous factors beyond the control of the Company and its franchisees may affect franchisees’ ability to reimage existing restaurants in accordance with the Company’s expectations. All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or their impact. The Company assumes no obligation to update forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. The Company does not endorse any projections regarding future performance that may be made by third parties.

Disclosure regarding non-GAAP financial measures

Adjusted EBITDA, Adjusted EBITDA margin (calculated as Adjusted EBITDA divided by total revenues) and Adjusted Earnings per Share, which exclude certain expenses, net of certain benefits, detailed in the reconciliation tables that accompany this release, are used by the Company as performance measures for benchmarking against the Company’s peers and competitors, and as internal measures of business operating performance. The Company believes Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings per Share provide a meaningful perspective of the underlying operating performance of the Company’s current business. Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings per Share are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”).

Because all companies do not calculate Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings per Share (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way The Wendy’s Company calculates such measures and should not be considered as alternative measures of net income, operating profit margin or earnings per share. Because certain income statement items needed to calculate net income and operating profit margin vary from quarter to quarter, the Company is unable to provide projections of net income, operating profit margin or earnings per share, or a reconciliation of projected Adjusted EBITDA to projected net income, projected Adjusted EBITDA margin to projected operating profit margin, or projected Adjusted Earnings per Share to projected earnings per share. The Company’s presentation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings per Share does not replace the presentation of the Company’s financial results in accordance with GAAP.

Changes to presentation in statement of operations

Prior to fiscal 2015, the Company reported its system optimization initiative as a discrete event and separately included the related gain or loss on sales of restaurants, impairment losses and other associated costs along with other restructuring initiatives, in “Facilities action (income) charges, net.” As a result of the Company’s plans to reduce its ongoing company-owned restaurant ownership to approximately 5 percent of the total system, commencing with the first quarter of 2015, all gains and losses on dispositions are included on a separate line in the Company’s statements of operations, “System optimization losses (gains), net” and impairment losses recorded in connection with the sale or anticipated sale of restaurants are reclassified to “Impairment of long-lived assets.”

In addition, the Company retitled the line, “Facilities action (income) charges, net” to “Reorganization and realignment costs” in its statements of operations to better describe the current and historical initiatives included given the reclassifications described above. The Company believes the new presentation will aid users in understanding its results. The prior-year period reflects reclassifications to conform to the current year presentation. Such reclassifications had no impact on operating profit, net income or net income per share. The Company has provided reclassified quarterly 2014 statements of operations and updated reconciliations of non-GAAP measures on the Investors section of its website under “Non-GAAP Financial Measures.”

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes approximately 6,500 franchise and Company-operated restaurants in the United States and 28 countries and U.S. territories worldwide. For more information, visit www.aboutwendys.com.

Investor Contact:
David D. Poplar
Vice President of Investor Relations
(614) 764-3311 david.poplar@wendys.com

Media Contact:
Bob Bertini
(614) 764-3327 bob.bertini@wendys.com

The Wendy’s Company and Subsidiaries

Consolidated Statements of Operations

Three and Nine Month Periods Ended September 27, 2015 and September 28, 2014

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months		Nine Months
	2015	2014[1]	2015	2014[1]

Revenues:
Sales	$359,015	$393,444	$1,101,632	$1,219,166
Franchise revenues	105,614	103,226	304,300	292,033

	464,629	496,670	1,405,932	1,511,199

Costs and expenses:
Cost of sales	291,524	332,645	911,757	1,031,151
General and administrative	63,683	65,173	184,152	201,217
Depreciation and amortization	36,420	34,873	111,300	113,451
System optimization losses (gains), net	98	368	(14,751)	(74,027)
Reorganization and realignment costs	5,754	1,389	16,646	17,376
Impairment of long-lived assets	1,513	8,618	13,468	11,224
Other operating expense, net	9,698	9,360	25,202	18,120

	408,690	452,426	1,247,774	1,318,512

Operating profit	55,939	44,244	158,158	192,687
Interest expense	(27,938)	(13,148)	(57,882)	(39,173)
Loss on early extinguishment of debt	—	—	(7,295)	—
Other income, net	214	371	725	1,748

Income from continuing operations before income taxes	28,215	31,467	93,706	155,262
Provision for income taxes	(19,892)	(10,334)	(42,408)	(61,793)

Income from continuing operations	8,323	21,133	51,298	93,469
Discontinued operations:
(Loss) income from discontinued operations, net of income taxes	(417)	1,697	9,171	4,671
(Loss) gain on disposal of discontinued operations, net of income taxes	(322)	—	14,817	—

Net (loss) income from discontinued operations	(739)	1,697	23,988	4,671

Net income	$7,584	$22,830	$75,286	$98,140

Basic and diluted income (loss) per share:
Continuing operations	$0.03	$0.06	$0.15	$0.25
Discontinued operations	—	—	0.07	0.01
Net income	$0.03	$0.06	$0.22	$0.26

Number of shares used to calculate basic income per share	292,256	366,880	340,869	371,714

Number of shares used to calculate diluted income per share	296,951	372,152	346,901	377,892

[1]	2014 consolidated statements of operations reflect reclassifications to conform to the current year presentation.

	September 27, 2015	December 28, 2014[2]
Balance Sheet Data:
Cash and cash equivalents	$175,700	$267,112
Total assets	4,080,782	4,137,599
Long-term debt, including current portion	2,403,132	1,438,174
Total stockholders’ equity	705,457	1,717,576

[2]	December 28, 2014 balance sheet data reflects our bakery’s assets and liabilities as discontinued operations.

Reconciliation of Adjusted EBITDA from Continuing Operations to Net Income

(In Thousands)

(Unaudited)

	Three Months		Nine Months
	2015	2014[1]	2015	2014[1]

Adjusted EBITDA from continuing operations	$99,724	$89,492	$284,821	$260,711
(Less) plus:
Depreciation and amortization	(36,420)	(34,873)	(111,300)	(113,451)
System optimization losses (gains), net	(98)	(368)	14,751	74,027
Reorganization and realignment costs	(5,754)	(1,389)	(16,646)	(17,376)
Impairment of long-lived assets	(1,513)	(8,618)	(13,468)	(11,224)

Operating profit	55,939	44,244	158,158	192,687

Interest expense	(27,938)	(13,148)	(57,882)	(39,173)
Loss on early extinguishment of debt	—	—	(7,295)	—
Other income, net	214	371	725	1,748

Income from continuing operations before income taxes	28,215	31,467	93,706	155,262
Provision for income taxes	(19,892)	(10,334)	(42,408)	(61,793)

Income from continuing operations	8,323	21,133	51,298	93,469
Discontinued operations:
(Loss) income from discontinued operations, net of income taxes	(417)	1,697	9,171	4,671
(Loss) gain on disposal of discontinued operations, net of income taxes	(322)	—	14,817	—

Net (loss) income from discontinued operations	(739)	1,697	23,988	4,671

Net income	$7,584	$22,830	$75,286	$98,140

Adjusted EBITDA margin	21.5%	18.0%	20.3%	17.3%

Previously reported Adjusted EBITDA[1]		$94,125		$285,691
Updated to exclude net gain on disposal of assets		(581)		(13,602)
Updated to exclude Adjusted EBITDA from our bakery’s discontinued operations		(4,052)		(11,378)

Adjusted EBITDA from continuing operations		$89,492		$260,711

[1]	2014 Adjusted EBITDA updated to conform to the current year presentation.

Reconciliation of Adjusted Income and Adjusted Earnings Per Share from

Continuing Operations to Net Income and Diluted Earnings Per Share

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months
	2015		2014[1]
		Per share		Per share

Adjusted income and adjusted earnings per share from continuing operations	$25,644	$0.09	$27,580	$0.07

(Less) plus:
System optimization losses (gains), net	(11,340)	(0.04)	94	0.00
Reorganization and realignment costs	(3,533)	(0.01)	(861)	(0.00)
Depreciation of assets that will be replaced as part of the Image Activation initiative	(1,519)	(0.01)	(728)	(0.00)
Impairment of long-lived assets	(929)	(0.00)	(5,073)	(0.01)
Gain on sale of investment, net	—	—	121	0.00

Total adjustments	(17,321)	(0.06)	(6,447)	(0.01)

Income from continuing operations	8,323	0.03	21,133	0.06
Net (loss) income from discontinued operations	(739)	(0.00)	1,697	0.00

Net income	$7,584	$0.03	$22,830	$0.06

Previously reported adjusted income and adjusted earnings per share[1]			$29,617	$0.08
Updated to exclude net gain on disposal of assets			(358)	(0.00)
Updated to exclude adjusted income from our bakery’s discontinued operations			(1,679)	(0.01)

Adjusted income and adjusted earnings per share from continuing operations			$27,580	$0.07

	Nine Months
	2015		2014[1]
		Per share		Per share

Adjusted income and adjusted earnings per share from continuing operations	$76,713	$0.22	$77,061	$0.20

(Less) plus:
Reorganization and realignment costs	(10,221)	(0.03)	(9,870)	(0.02)
Impairment of long-lived assets	(8,269)	(0.02)	(6,559)	(0.02)
Loss on early extinguishment of debt	(4,479)	(0.01)	—	—
Depreciation of assets that will be replaced as part of the Image Activation initiative	(4,039)	(0.01)	(9,994)	(0.02)
System optimization gains, net	1,593	0.00	42,710	0.11
Gain on sale of investment, net	—	—	121	0.00

Total adjustments	(25,415)	(0.07)	16,408	0.05

Income from continuing operations	51,298	0.15	93,469	0.25
Net income from discontinued operations	23,988	0.07	4,671	0.01

Net income	$75,286	$0.22	$98,140	$0.26

Previously reported adjusted income and adjusted earnings per share[1]			$90,083	$0.24
Updated to exclude net gain on disposal of assets			(8,391)	(0.02)
Updated to exclude adjusted income from our bakery’s discontinued operations			(4,631)	(0.02)

Adjusted income and adjusted earnings per share from continuing operations			$77,061	$0.20

[1]	2014 Adjusted income and adjusted earnings per share updated to conform to the current year presentation.